[LOGO]

                                                                30 S. George St.
                                                                  York, PA 17401

For Immediate Release

Contact:  John D. Blecher, Senior Vice President and Secretary
          Drovers Bancshares Corporation
          717-843-1586


  Drovers Bancshares Corporation Announces Commencement of Common Stock Offering

YORK, Pa., Oct. 15, 1999 -- Drovers Bancshares Corporation (Nasdaq: DROV) today announced it has commenced a $5.0 million common stock offering to the general public in a community and shareholder offering. The offering is for 232,558 shares at $21.50 per share. Drovers has an option to sell an additional $750,000 of common stock at its discretion. The initial offering period is expected to close on November 30, 1999, unless terminated earlier.

     A registration statement relating to the common stock has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. A Prospectus may be obtained by contacting the Company's selling agent, Hopper Soliday, a Division of Tucker Anthony Incorporated, P.O. Box 4548, Lancaster, PA 17604-4548, Attention: Stock Information Center, phone 717-519-2333.

     Drovers Bancshares Corporation is the parent company of The Drovers & Mechanics Bank. The Bank operates 16 branch offices in York County, PA, along with two loan production offices, one in Mechanicsburg, PA and one in Frederick,
MD.   As of June 30, 1999, the Company had $643 million in assets.  The
Company's common stock is traded on the Nasdaq National Market System under the symbol "DROV".

     This press release contains statements that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flow, loan demand, real estate values and competition, changes in accounting or tax principles, policies or guidelines, changes in legislation or regulation and other economic competitive, government, regulatory, and technological factors affecting the Company's operations, pricing, products and services.
                                      ###